Exhibit 4.9

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 30, 2022, by PRIDE CONVENIENCE HOLDINGS, LLC, a Delaware limited liability company, PRIDE OPERATING, LLC, a Delaware limited liability company, PRIDE LOGISTICS, LLC, a Delaware limited liability company, and PRIDE MANAGEMENT, LLC, a Delaware limited liability company (each, a “New Guarantor” and collectively, the “New Guarantors”), each a direct or indirect subsidiary of ARKO CORP. (or its successor), a Delaware corporation (the “Company”).

W I T N E S E T H:

WHEREAS the Company and U.S. Bank Trust Company, National Association, as trustee, as successor-in-interest to U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) have executed an indenture, dated as of October 21, 2021, as supplemented by a First Supplemental Indenture, dated as of July 28, 2022 (collectively, as may be further amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 5.125% Senior Notes due 2029 (the “Securities”):

WHEREAS Section 4.10 of the Indenture provides that under certain circumstances the Company is required to cause a New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which a New Guarantor shall guarantee the Guaranteed Obligations;

WHEREAS Sections 4.10 and 9.06 of the indenture authorize the Trustee to execute and deliver this Supplemental Indenture; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the New Guarantors covenants and agrees for the equal and ratable benefit of the holders of Securities as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “Holders” or “Securityholders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 11.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and the New Guarantors, in each case, by action or otherwise, (iii) the due execution hereof by the Company and the New Guarantors or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile transmission, PDF or other electronic signature shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. The Company and the New Guarantors agree to assume all risks arising out of the use of electronic signatures and electronic methods of submitting communications to the Trustee, including without limitation the risks of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

8. Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantors and the Company. The Company hereby authorizes and directs the Trustee to execute and deliver this Supplemental Indenture.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

PRIDE CONVENIENCE HOLDINGS, LLC,

PRIDE OPERATING, LLC,

PRIDE MANAGEMENT, LLC,

PRIDE LOGISTICS, LLC,

each as a Guarantor

By: /s/ Arie Kotler

Name: Arie Kotler

Title: CEO

By: /s/ Don Bassell

Name: Don Bassell

Title: CFO

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, as successor-in-interest to U.S. Bank National Association, as Trustee

By: /s/ Wally Jones

Name: Wally Jones

Title: Vice President

[Signature Page to Second Supplemental Indenture]